Exhibit 10.1

September 20, 2019

Mr. Edward Jennings

c/o Mimecast North America, Inc.

191 Spring Street

Lexington, MA 02421

Re:	Resignation and Transition Agreement

Dear Ed:

This letter follows our recent discussions regarding your desire to resign from employment with Mimecast North America, Inc. (the “Company”), which includes for this purpose your position as Chief Operating Officer of the Company’s parent company, Mimecast Limited (the “Parent Company”). We appreciate your contributions and would like to work with you to make this transition as smooth as possible for both you and the Company. With that in mind, this Resignation and Transition (the “Transition Agreement”) proposes an amicable arrangement under which you would remain employed by the Company during a transition period and, if successfully completed, you will receive enhanced health and welfare benefits at the end of your employment relationship. If you agree, this Transition Agreement will become a binding agreement between you and the Company as of the Effective Date (as defined below).

The separation date shall be December 31, 2019, unless your employment ends on an earlier date in accordance with this Transition Agreement. For purposes of this Transition Agreement, the actual last day of your employment shall be referred to as the “Separation Date” and the time period between the date of this letter and the Separation Date shall be referred to as the “Transition Period.”

With those understandings, the Transition Agreement between you and the Company is as follows:

1.	Resignations

You acknowledge and agree that you are resigning from your employment with the Company and that your resignation is not a termination event that entitles you to severance benefits under the terms of your Offer Letter with the Company dated July 9, 2015 (the “Offer Letter”), or otherwise. In connection with the ending of your employment, you hereby resign from all officer, director and manager positions you hold with the Company, its direct or indirect subsidiaries or controlled entities, and the Parent Company, and any of its direct or indirect subsidiaries or controlled entities, effective on the Separation Date, or any earlier date requested by the Company’s Chief Executive Officer. You agree to execute any documents reasonably requested by the Company or the Parent Company in order to effectuate these resignations.

2.	Transition Period

(a)    Duties. During the Transition Period, you shall continue to work and provide services to the Company and the Parent Company on a full-time basis, unless otherwise directed by the Company’s Chief Executive Officer. You agree to work cooperatively and productively with the Company during the Transition Period, and acknowledge and agree that your title, duties, reporting responsibilities, and/or level of responsibilities may be altered or diminished during the Transition Period at the discretion of the Company and any such changes will not be a breach of the Offer Letter or trigger your right to terminate your employment and claim a constructive termination under any federal or state law. You agree to assist with the transition of your responsibilities through the Separation Date. In addition, following the Separation Date, you agree to make yourself reasonably available to the Company to respond to requests by the Company for documents and information concerning matters involving facts or events relating to the Company and the Parent Company, and their affiliates or subsidiaries, that may be within your knowledge, and you further agree to provide truthful information to the Company and the Parent Company, and their affiliates or subsidiaries, or any of their representatives, in each case, as reasonably requested with respect to pending and future litigation, arbitrations, dispute resolutions, investigations or requests for information. You shall be reimbursed for your reasonable out-of-pocket expenses incurred as a result of such cooperation.

(b)    Compensation and Benefits. During the Transition Period, you shall continue to be paid your current base salary and any executive incentive bonus, if earned, pursuant to the terms of the Offer Letter and the Mimecast Limited Executive Incentive Plan – FY 2020, and you will be eligible for employee benefits (including health benefits and reimbursement of authorized business expenses), subject to the terms of the applicable plan documents and generally applicable Company policies. You will also continue to vest in your outstanding equity awards during the Transition Period.

(c)    Election to End Transition Period Early. The Transition Period will end on December 31, 2019, unless, on an earlier date either: (i) you elect to resign, (ii) the Company elects to terminate the employment relationship, with or without “Cause” (as defined below); or (iii) your employment ends due to your death or disability. If the Company elects to terminate your employment relationship prior to December 31, 2019 without “Cause” (as defined below), (i) the severance provisions of the Offer Letter shall apply and (ii) you shall be entitled to the Benefit Extension (as defined in Section 3(b) below) and the 2015 Share Option Exercise Extension (as defined in Section 4(b) below). For avoidance of doubt, by signing this agreement you acknowledge and agree that, if you resign prior to December 31, 2019 for any reason or if the Company terminates your employment for “Cause” (as defined below), you will receive your pay and benefits and you will continue to vest in your outstanding share options and other share-based awards, in each case through the last day of your employment, but you will not be entitled to any other benefits set forth in this Transition Agreement. “Cause” for purposes of this Transition Agreement shall mean (i) you act with gross negligence or willful misconduct in the performance of your material duties or material responsibilities to the Company under this Transition Agreement or otherwise; (ii) you violate any material policy of the Company, (iii) you breach the provisions of that certain Confidentiality and Non-Disclosure Agreement dated July 29, 2015, between you and the Company (the “NDA”); or (iv) you are charged with or indicted for a felony.

3.	Continuing Benefits

(a)    If you (a) enter into and comply with this Transition Agreement, (b) work cooperatively and productively with the Company during the Transition Period, (c) remain continuously employed until December 31, 2019 (unless terminated by the Company prior to that date other than for “Cause”), and (d) enter into and do not revoke a release of claims in the form attached as Exhibit A (the “General Release”), you shall be entitled to the benefit set forth in Section 3(b) below as well as the benefit described in Section 4(b) below.

(b)    The Separation Date will serve as the “qualifying event” under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). If you timely elect to continue medical and/or dental insurance coverage after the Separation Date in accordance with the provisions of COBRA, the Company will pay the standard Company contribution portion of your monthly premium payments (the “Benefit Extension”) during the period that begins on the Separation Date and continues for six months thereafter (the “Benefit Extension Period”). You will be responsible for the same employee portion of the premium during the Benefit Extension Period being paid by active employees participating in the same health program and paid in such manner as the Company provides. In the event you become eligible for medical and/or dental insurance coverage from a new employer during the Benefit Extension Period, the Benefit Extension shall terminate on the date you become eligible for such coverage. You agree to notify the Company promptly if you become eligible for medical and/or dental insurance coverage through a new employer. You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage.

4.	Equity Awards

(a)    During the Transition Period, you shall continue to vest in all of your share options and any other share-based awards, subject to the terms of any and all applicable equity incentive plan(s) and the applicable award agreement(s) governing the terms of such share options and other share-based awards and the provisions of the Offer Letter solely as it relates to the acceleration of vesting in the event of a Change in Control of the Company (as defined in the Offer Letter) (collectively, the “Equity Documents”).

(b)    For the avoidance of doubt, all of your unvested share options and other share-based awards shall immediately cease to continue vesting as of the Separation Date, and your exercise period shall be as set forth in the Equity Documents, except that the exercise period for the share option granted to you on August 1, 2015 shall be extended from 39 days to 90 days following the Separation Date; provided, however, that in no event shall the exercise period be extended beyond the original term of such share option (the “2015 Share Option Exercise Extension”). For the avoidance of any doubt, to be entitled to the 2015 Share Option Exercise Extension, you must have satisfied the conditions set forth in Section 3(a) above. At all times, your share options and any other share-based awards shall remain subject to the terms of the Equity Documents.

5.	Continuing Obligations

You acknowledge your continuing obligations under the NDA, which, among other things, (i) prohibit disclosure of any confidential or proprietary information of the Company, (ii) limit your ability to solicit certain employees and customers of the Company and its affiliates, and (iii) prohibit you from providing employment or other services to the Company’s competitors (each of (i), (ii) and (iii) as further described in the NDA). A copy of the NDA is attached hereto as Exhibit B, and its terms are incorporated by reference as material terms of this Transition Agreement except as otherwise excluded herein.

6.	Return of Company Property

You must return to the Company on or before the Separation Date (and in any event promptly upon request by the Company) all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company and the Parent Company and their affiliates, their respective business or their respective business relationships (in the latter two cases, actual or prospective) (collectively, “Company Property”). After returning all such Company Property to the Company, you must delete and finally purge any duplicates of files or documents that may contain Company or Parent Company information from any non-Company computer or other device that remains your property after the Separation Date. In the event that you discover that you continue to retain any Company Property, you must return it to the Company immediately.

7.	Release of All Claims

In consideration for, among other terms, the Benefit Extension and the 2015 Share Option Exercise Extension, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Transition Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:

•	relating to your employment by and termination of employment with the Company;

•	of wrongful discharge or violation of public policy;

•	of breach of contract;

•	of defamation or other torts;

•

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act and Title VII of the Civil Rights Act of 1964);

•

under any other federal or state statute (including, without limitation, Claims under the Age Discrimination in Employment Act of 1967, as amended by The Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);

•

for wages, bonuses, incentive compensation, commissions, shares, share options, restricted share units, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights under this Transition Agreement. You acknowledge that the termination of your employment in accordance with this Transition Agreement shall not give rise to any Claims.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Transition Agreement. As a material inducement to the Company to enter into this Transition Agreement, you represent that you have not assigned any Claim to any third party.

8.	Non-disparagement

Subject to Section 9, you agree not to make any disparaging statements concerning the Company or any of its affiliates, products, services or current or former officers, directors, shareholders, employees or agents. These non-disparagement obligations shall not apply to truthful testimony in any legal proceeding.

9.	Protected Disclosures

Nothing contained in this Transition Agreement limits your ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing contained in this Transition Agreement limits your ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, nor does anything contained in this Transition Agreement apply to truthful testimony in litigation. If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Transition Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

10.	Tax Treatment

(a)    The Company shall make deductions, withholdings and tax reports with respect to payments and benefits under this Transition Agreement that it reasonably determines to be required. Payments under this Transition Agreement shall be in amounts net of any such deductions or withholdings. Nothing in this Transition Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with the terms of this Transition Agreement.

(b)    It is intended that all payments made under the terms of this Transition Agreement come within exceptions to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The Transition Agreement and all related documents shall be interpreted and administered in accordance with that intention. However, if any amount payable under this Transition Agreement is determined to be subject to Section 409A then such payments shall be administered in accordance with Section 409A, provided that the Company shall not be liable for any failures under this Section 10 that result in the payment of any taxes or other amounts due under the terms of Section 409A. To the extent any amount subject to Section 409A is to be paid or provided to you in connection with a separation from service at a time when you are considered a specified employee within the meaning of Section 409A then such payment shall not be made until the date that is six months and one day following such separation from service, or upon your earlier death.

11.	Other Provisions

(a)    Termination of Payments. If you breach any of your obligations under this Transition Agreement, in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your at-will employment (if you are still employed), and the Company shall further have the right to recover from you any payments made to you during any time periods following the commencement of any such breach. Any such consequences of a breach by you will not affect the release or your continuing obligations under this Transition Agreement.

(b)    Absence of Reliance. In signing this Transition Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c)    Enforceability. If any portion or provision of this Transition Agreement (including, without limitation, any portion or provision of the NDA) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Transition Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Transition Agreement shall be valid and enforceable to the fullest extent permitted by law. To the extent any portion or provision of this Transition Agreement (including, without limitation any portion or provision of the NDA) shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

(d)    Waiver; Amendment. No waiver of any provision of this Transition Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Transition Agreement, or the waiver by a party of any breach of this Transition Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. This Transition Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(e)    Jurisdiction. You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to this Transition Agreement, including without limitation any claim of a violation of this Transition Agreement. With respect to any such court action, you submit to the jurisdiction of such courts and you acknowledge that venue in such courts is proper.

(f)    Governing Law; Interpretation. This Transition Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Transition Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Transition Agreement.

(g)    Entire Agreement. This Transition Agreement, along with each of the Offer Letter (but only to the extent necessary to effectuate the terms of this Transition Agreement), the NDA, and the Equity Documents, as amended, constitute the entire agreement between you and the Company regarding the subject matter hereof and supersedes any previous agreements or understandings between you and the Company; provided that you acknowledge and accept that your resignation is not a termination event that entitles you to severance benefits under the terms of the Offer Letter.

(h)    Time for Consideration; Effective Date. You acknowledge that you have knowingly and voluntarily entered into this Transition Agreement. You understand and acknowledge that you have been given the opportunity to consider this Transition Agreement for seven (7) days from your receipt of this Transition Agreement before signing it (the “Consideration Period”). To accept this Transition Agreement, you must return a signed, unmodified original or PDF copy of this Transition Agreement so that it is received by Robert P. Nault at rnault@mimecast.com at or before the expiration of the Consideration Period. If you sign this Transition Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Transition Agreement for the entire Consideration Period. This Transition Agreement shall become effective on the date when it becomes fully executed (the “Effective Date”).

(i)    Counterparts. This Transition Agreement may be executed in separate counterparts. When both counterparts are signed, they shall be treated together as one and the same document. PDF copies of signed counterparts shall be equally effective as originals.

[Signature page follows.]

Please indicate your agreement to the terms of this Transition Agreement by signing and returning to Robert P. Nault the original or a PDF copy of this letter within the time period set forth above.

Sincerely,

MIMECAST NORTH AMERICA, INC.

By:	/s/ Peter Bauer	9/20/2019
	Peter Bauer	Date
Chief Executive Officer

By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Transition Agreement and that you are knowingly and voluntarily entering into this Transition Agreement.

/s/ Edward Jennings	9/20/2019
Edward Jennings	Date

Exhibit A

General Release

Background

I, EDWARD JENNINGS, acknowledge that in connection with the ending of my employment with Mimecast North America, Inc. (the “Company”), I entered into a Resignation and Transition Agreement dated September 20, 2019 (the “Transition Agreement”). I understand that this is the General Release referenced in the Transition Agreement. I further understand that I may not sign this General Release until on or after the Separation Date (as defined in the Transition Agreement) but that I must return it to the Company on or before the expiration of the Release Consideration Period (as defined below).

Release and Related Terms

1.    I acknowledge that the Company has paid me all salary, vacation pay, and all other earned compensation through the last day of my employment, except for any earned executive incentive pay for the quarter ended December 31, 2019, which shall be paid in accordance with normal Company practices and pursuant to the terms of the Offer Letter (as defined in the Transition Agreement).

2.    I understand that, regardless of whether I sign this General Release, the Transition Agreement shall remain in full force and effect, except that by not signing I will not have satisfied one of the conditions to receive the Benefit Extension and the 2015 Share Option Exercise Extension provided in the Transition Agreement.

3.    I voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees until and through the date I sign this General Release. This release includes, without limitation, all Claims: relating to my employment by and termination of employment with the Company; of wrongful discharge; of breach of contract; of discrimination or retaliation under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by The Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964 or Massachusetts General Laws ch. 151B); under any other federal or state statute; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, including without limitation Claims pursuant to the Massachusetts Wage Act, shares, share options, restricted share units, profit interests, vacation pay or any other compensation, benefits or equity interest, for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

and for reinstatement of employment. I represent that I have not filed any Claim against the Releasees in any forum. Notwithstanding the foregoing, this general release does not release my rights under the Transition Agreement.

4.    I acknowledge that I received this General Release along with the Transition Agreement and that I have been given the opportunity to consider this General Release for twenty-one (21) days before signing it. I also acknowledge that the Company advises me to consult with an attorney before signing this General Release and that I have been given ample opportunity to do so. I understand that, to accept this General Release, I must return a signed original of this General Release so that it is received by Robert P. Nault at rnault@mimecast.com (with a copy to legal@mimecast.com) on or after the Separation Date and the later of twenty-one (21) days from the date I received it with the Transition Agreement, or (ii) ten (10) days immediately following the Separation Date (either (i) or (ii), as applicable, the “Release Consideration Period”). I understand that for the period of seven (7) days from the date when I sign this General Release (the “Revocation Period”), I have the right to revoke this General Release by notice to Robert P. Nault at rnault@mimecast.com (with a copy to legal@mimecast.com). For such a revocation to be effective, it must be delivered so that it is received by Robert P. Nault at or before the expiration of the Revocation Period. This General Release shall not become effective or enforceable during the Revocation Period. This General Release shall become effective on the first business day following the expiration of the revocation period (the “Effective Date of General Release”).

I HAVE READ THIS GENERAL RELEASE THOROUGHLY, UNDERSTAND ITS TERMS AND HAVE SIGNED IT KNOWINGLY AND VOLUNTARILY. I UNDERSTAND THAT THIS GENERAL RELEASE IS A LEGAL DOCUMENT.

Edward Jennings	Date

2

Exhibit B

NDA

Confidentiality and Non-Disclosure Agreement

In addition to the Employee’s offer letter and for the consideration offered therein, and in consideration for the promises made below, Employee agrees as follows:

1.      At-Will Employment. Employee understands that this Agreement does not give MCNA the right to require Employee to remain in its employ or give Employee the right to be employed by MCNA. Employee further understands that absent a separate written employment agreement signed by Employee and an authorized representative of MCNA, Employee’s employment is “at-will” and that both Employee and MCNA may terminate Employee’s employment at any time, with or without notice, for any or no reason.

2.      Nondisclosure of Trade Secrets and Confidential Information.

(a)      Except as reasonably necessary to perform his/her duties for MCNA, Employee will not, without the express written consent of MCNA, directly or indirectly, disclose to any person or entity, or make use of for himself/herself or any other person or entity, (i) any Confidential Information during his/her employment and for a period of three (3) years immediately following his/her termination for any reason, and (ii) any Trade Secrets during his/her employment and for so long as any particular Trade Secret retains its status as a trade secret under applicable law. The protection afforded to Trade Secrets and/or Confidential Information by this provision is not intended to limit in any way any protection provided to any such information under any applicable federal, state or local law.

(b)      For purposes of this Agreement, the following definitions shall apply:

(i)      “Trade Secret” shall be given its broadest possible interpretation under the law of the Commonwealth of Massachusetts and shall include, without limitation, anything tangible or intangible or electronically kept or stored, which constitutes, represents, evidences, or records any secret technical, merchandising, production or management information, or any other secret formula, pattern, compilation, program, device, method, technique, drawing, process, design, procedure, invention, improvement, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, or other confidential or proprietary information or documents that (A) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secrets also include any information described in this subparagraph (i) which MCNA obtains from another party which MCNA treats as proprietary, confidential, or designates as a trade secret, whether or not owned or developed by MCNA.

(ii)      “Confidential Information” shall mean any MCNA confidential and proprietary data or information, whether in written, oral, electronic or other form, that is of value to MCNA and is not generally known to competitors of MCNA. Confidential Information includes, but is not limited to, lists of any information about MCNA executives and employees, technical data and specifications, business and financial information, product and marketing plans, customer and client information, customer and client lists, customer, client and vendor identities and characteristics, agreements, marketing knowledge and techniques, sales figures, business plans, price lists, pricing policies, MCNA business methods, strategy forecasts, financial information, budgets, software, projections and procedures, contracts and contractual relations with MCNA customers and suppliers, the confidential evaluation of (and confidential use or non-use by the Company or any affiliate of) technical or business information in the public domain, Inventions, and any other scientific, technical, or trade secrets of MCNA. Confidential Information also includes any information described in this subparagraph (ii) which MCNA obtains from another party which MCNA treats as proprietary or designates as confidential information, whether or not owned or developed by MCNA.

Mimecast Limited – Corporate Headquarters	Mimecast Australia Pty Ltd	Mimecast North America	Mimecast South Africa	Mimecast Offshore Ltd
Mimecast Services Limited	Level 3. 55 Southbank Boulevard,	430 Pleasant Street.	Upper Grayslon Office Park. Phase I,	The Powerhouse. Queens Road,
City Point, One Ropemaker Street	Southbank, Melbourne Vic 3006	Watertown, MA 02472	150 Linden Road. Strathavon. 2031	St Helier, Jersey, JE2 3AP
London, EC2Y 9AW	tel: 1300 307 318	tel: +01 781-996- 5340	tel: +27 (0)117 223 700	tel: +44 (0)153 475 2300
tel: +44 (0)207 347 8700	international: +61 3 9017 5101	email: info@mimecast.com	email: info@mimecast.co.za	email: info@mimecast-offshore.com
email: info@mimecast.com	email: info@mimecast.com.au

www.mimecast.com	Mimecast Limited Mimecast Limited is a company registered in England and wales Registered office Number 4693693 VAT Number GB 123 4197 34

(iii)      The terms “Trade Secrets” and “Confidential Information” shall not include any materials or information of the types specified above to the extent that such materials or information: (A) are or become publicly known or generally utilized by others engaged in the same business or activities in which MCNA utilized, developed or otherwise acquired such information; or (B) are known to Employee prior to his/her employment; or (C) are furnished to others by MCNA with no restriction on disclosure. Failure to mark any of the Trade Secrets or Confidential Information as confidential shall not affect its status as Trade Secrets or Confidential Information under this Agreement.

3.      Return of Property.

(a)      Within five (5) days of the termination of Employee’s employment, or if MCNA otherwise requests, Employee will: (i) return to the all property of MCNA including, but not limited to, all Confidential Information and copies thereof (regardless how such Confidential Information or copies are maintained), (ii) deliver to MCNA any property of the Company which may be in Employee’s possession including, but not limited to, products, materials, memoranda, notes, records, reports, or other documents or photocopies of the same, and (iii) advise MCNA in writing that Employee has no MCNA information or property in Employee’s possession, custody, or control.

4.      Ownership of Protected Works.

(b)      “Protected Works”. “Protected Works” means all ideas, inventions, formulas, techniques, processes, apparatuses, methods of operation, machines, manufactures, compositions of matter, concepts, systems, programs, software, schematics, flow charts, client lists, manuals, pamphlets, instructional materials, photographs, artwork, compilations, data, documents, notes, designs, drawings, trademarks, service marks, or trade names, including improvements thereto or derivatives therefrom, whether patentable or subject to copyright, trademark or trade secret protection, developed, created, or conceived by Employee, either alone or with others, either (1) during or in connection with his/her employment with MCNA or (2) using resources, materials, facilities, Confidential Information, Trade Secrets or other property of MCNA.

(c)      Ownership and Assignment of Protected Works. Employee agrees that any Protected Works are the sole property of MCNA, and that no additional compensation other than that set forth in Paragraph 1 hereof is due to him/her therefore. Employee hereby assigns and agrees to assign all of his/her respective rights, title and interest in the Protected Works, including all patents, patent applications, divisional, continuation, continuation-in-part, or reissue applications to MCNA. Employee agrees that Employee’s contributions to the Protected Works are intended to be works made for hire by Employee, but, to the extent such contributions are not considered works made for hire, then Employee hereby assigns and agrees to assign all of his/her respective rights, title and interest in and to the Protected Works as set forth herein. Employee agrees, at MCNA’s request and expense, that he/she will communicate to MCNA any facts known to him/her; testify in any legal proceedings involving the Protected Works; sign all instruments, applications or papers to register and/or obtain protection for the Protected Works in the United States and any foreign country, and to carry into full force and effect, the assignment, transfer and conveyance hereby made or intended to be made; and generally do everything possible for title to the Protected Works and all patents, copyrights, trademarks or service marks therein to be exclusively held by MCNA. Employee agrees not to apply for any state, federal, or other jurisdiction’s registration of rights in any Protected Works and that he/she will not challenge, oppose or seek to cancel any applications or registration of same by MCNA or its designees. Employee agrees that he/she will not make Protected Works available to a third party without MCNA’s express written consent.

Mimecast Limited – Corporate Headquarters	Mimecast Australia Pty Ltd	Mimecast North America	Mimecast South Africa	Mimecast Offshore Ltd
Mimecast Services Limited	Level 3. 55 Southbank Boulevard,	430 Pleasant Street.	Upper Grayslon Office Park. Phase I,	The Powerhouse. Queens Road,
City Point, One Ropemaker Street	Southbank, Melbourne Vic 3006	Watertown, MA 02472	150 Linden Road. Strathavon. 2031	St Helier, Jersey, JE2 3AP
London, EC2Y 9AW	tel: 1300 307 318	tel: +01 781-996- 5340	tel: +27 (0)117 223 700	tel: +44 (0)153 475 2300
tel: +44 (0)207 847 8700	international: +61 3 9017 5101	email: info@mimecast.com	email: info@mimecast.co.za	email: info@mimecast-offshore.com
email: info@mimecast.com	email: info@mimecast.com.au

www.mimecast.com	Mimecast Limited Mimecast Limited is a company registered in England and wales Registered office Number 4693693 VAT Number GB 123 4197 34

5. Rights to Materials. Employee agrees that all documents, files, software, equipment, price or customer lists, or other tangible things (and all copies thereof) that are made available to Employee by MCNA or that are discovered or obtained by Employee as a result of his/her employment with MCNA, will, as between MCNA and Employee, remain the sole property of MCNA. Upon Employee’s termination, or upon a demand by MCNA, Employee will return all such things to MCNA immediately.

6. Inventions, Discoveries and Improvements.

(a) In addition to Employee’s obligations under Paragraph 4 above, Employee will promptly disclose to MCNA all inventions, discoveries, and improvements, whether or not patentable, made or conceived by Employee, either alone or with others, (i) during Employee’s employment, and (ii) within one (1) year after Employee’s termination, if based in whole or in part upon Confidential Information or Trade Secrets of MCNA, (both categories collectively referred to hereafter as “Inventions”). All such Inventions that relate in any way to MCNA’s business (“MCNA Inventions”) will be used solely for the benefit of MCNA and will become and remain its exclusive property. Employee agrees to execute an assignment to MCNA or its nominee of Employee’s entire right, title and interest in and to such MCNA Inventions and to execute any other documents that may be requested by MCNA for the purpose of applying for and obtaining patents with respect to such MCNA Inventions in the United States and abroad. Employee also agrees to cooperate at any time to the extent and in the manner reasonably requested by MCNA in the prosecution or defense of any patent claims or any litigation or other proceeding involving any such MCNA Inventions.

(b) Employee warrants that he / she is under no other contract or duty to assign Inventions. Employee will not disclose or induce MCNA to use any confidential information or material that belongs to anyone other than MCNA.

7. Non-Solicitation of Customers. Employee agrees that, during his/her employment and for a period of one (1) year immediately following his/ her termination from MCNA for any reason, he/she will not solicit or take away, or attempt to solicit or take away, any Customer of MCNA with whom Employee had contact or about whom Employee had Confidential Information that Employee would not have known but for Employee’s employment with MCNA, for any purpose which may be construed, or may be in fact, competitive in nature.

8. Non-Solicitation of Employees. Employee agrees that, during his/her employment and for a period of one (1) year immediately following his/her termination for any reason, he/she will not solicit or attempt to hire, on his own behalf or on behalf of any other person or entity, any person who was employed by MCNA during the one (1) year prior to Employee’s termination and who has not thereafter ceased to be employed by MCNA for a period of at least six (6) months.

9. Covenant Not to Compete. During Employee’s employment, Employee will not engage in any employment, consulting, or other activity in any business competitive with MCNA’s business as conducted now or at any future time during Employee’s employment. Employee further agrees that, for a period of one (1) year immediately following his/her termination from MCNA, he/she will not perform duties or functions that are the same as or substantially similar to those performed on behalf of MCNA during his/her employment with MCNA on behalf of himself/herself or any other person or entity engaged in any activity in competition with the services and products offered by MCNA at the time of Employee’s terminations.

Mimecast Limited – Corporate Headquarters	Mimecast Australia Pty Ltd	Mimecast North America	Mimecast South Africa	Mimecast Offshore Ltd
Mimecast Services Limited	Level 3, 55 Southbank Boulevard,	480 Pleasant Street,	Upper Grayston Office Park, Phase 1,	The Powerhouse, Queens Road,
CityPoint, One Ropemaker Street	Southbank, Melbourne Vic 3006	Watertown, MA 02472	150 Linden Road, Strathavon, 2031	St Helier, Jersey, JE2 3AP
London, EC2Y 9AW	tel: 1300 307 318	tel: +01 781-996-5340	tel: +27 (0)117 223 700	tel: +44 (0)153 475 2300
tel: +44 (0)207 847 8700	international: +61 3 9017 5101	email: info@mimecast.com	email: info@mimecast.co.za	email: info@mimecast-offshore.com
email: info@mimecast.com	email: info@mimecast.com.au

www.mimecast.com	Mimecast Limited Mimecast Limited is a company registered in England and wales Registered office Number 4693693 VAT Number GB 123 4197 34

10. Arbitration. Except for actions seeking injunctive relief to enforce Paragraphs 3 through 10 of this Agreement, which shall be brought in the Business Litigation Session of the Suffolk County Superior Court, any dispute pertaining to this Agreement and Employee’s employment with MCNA will be resolved through binding arbitration conducted by JAMS in Boston, Massachusetts.

A request for arbitration must be submitted within the appropriate statute of limitations period under Massachusetts law. After a request for arbitration is submitted, the parties will promptly select a date or dates for arbitration. Thereafter, JAMS administration will give to the parties the names of five arbitrators who are qualified, not conflicted, and can hear the matter on the date(s) selected. Each party will independently rank each arbitrator from one to five, with one representing the most desirable arbitrator and five representing the least desirable arbitrator, and will forward such ranking to JAMS administration confidentially. JAMS will then select the arbitrator with the highest combined rank.

Where the dispute proceeds to actual arbitration, Employee and MCNA agree: (i) to engage in a one-day arbitration; (ii) to exchange documents in advance of such arbitration; and (iii) to limit each party to one (1) deposition at the arbitration. For all disputes arbitrated in this manner, the Arbitrator shall, within thirty (30) days after the conclusion of the arbitration, issue a brief written opinion setting forth the factual and legal findings and conclusions on which his or her decision is based. The Arbitrator will be empowered to award either party any remedy at law or equity that the party would otherwise have been entitled to had the matter been litigated in court including, but not limited to, general, special, and punitive damages, injunctive relief, costs and attorney’s fees; provided, however, that the authority to award any remedy is subject to whatever limitations, if any, exist in the applicable law on such remedies. The Arbitrator shall have no jurisdiction to issue any award contrary to or inconsistent with the law, including the statute at issue.

11. Miscellaneous.

(a) Severability. The covenants set forth herein are separate and independent. If any portion of any covenant is held to be invalid, void or unenforceable, such defect shall not render invalid, void, or unenforceable any other portion of this Agreement. If any portion of this Agreement is found to be invalid or unenforceable because its duration, territory, or definition(s) of activities or information covered is unreasonable, the unreasonable term shall be redefined or replaced such that the intent of the parties in entering this Agreement will not be impaired and the provision in question will be enforceable to the fullest extent of the applicable laws.

(b) Waiver. The waiver by MCNA or Employee of a breach of any of the provisions of this Agreement will not operate or be construed as a waiver of any other provision or subsequent breach of the same or different provision. No waiver or modification of this Agreement or any covenant, condition or limitation contained herein shall be valid unless in writing and duly executed by both MCNA and Employee.

(c) Reasonableness and Relief: Tolling. Employee agrees that the covenants contained herein are reasonable and necessary means to protect MCNA’s interests in its goodwill, Trade Secrets, Confidential Information, and intellectual property and that they will not unreasonably interfere with his/her ability to earn a living should his/her employment be terminated. Employee agrees that any breach by him/her of these covenants will cause irreparable harm and injury to MCNA and will leave it with no adequate remedy at law. Employee agrees that such a breach will entitle MCNA to, among other appropriate relief, injunctive relief in any appropriate court without the necessity of posting a bond and reasonable attorneys’ fees and costs. If any violation of the provisions of Paragraphs 7, 8, or 9 of this Agreement occur, Employee acknowledges and agrees that such post-termination restrictions shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

Mimecast Limited – Corporate Headquarters	Mimecast Australia Pty Ltd	Mimecast North America	Mimecast South Africa	Mimecast Offshore Ltd
Mimecast Services Limited	Level 3, 55 Southbank Boulevard,	480 Pleasant Street,	Upper Grayston Office Park, Phase 1,	The Powerhouse, Queens Road,
CityPoint, One Ropemaker Street	Southbank, Melbourne Vic 3006	Watertown, MA 02472	150 Linden Road, Strathavon, 2031	St Helier, Jersey, JE2 3AP
London, EC2Y 9AW	tel: 1300 307 318	tel: +01 781-996-5340	tel: +27 (0)117 223 700	tel: +44 (0)153 475 2300
tel: +44 (0)207 847 8700	international: +61 3 9017 5101	email: info@mimecast.com	email: info@mimecast.co.za	email: info@mimecast-offshore.com
email: info@mimecast.com	email: info@mimecast.com.au

www.mimecast.com	Mimecast Limited Mimecast Limited is a company registered in England and wales Registered office Number 4693693 VAT Number GB 123 4197 34

(d) Governing Law. The Parties acknowledge that Mimecast is incorporated in the State of Delaware and accordingly agree that this Agreement will be deemed to be made in and will in all respects be governed by the laws of the State of Delaware, without given effect to Delaware conflict of laws principles. This Agreement will not be construed against any party by reason of such party having, or being deemed to have, structured or drafted such provision.

(e) Entire Agreement. The Exhibits to this Agreement are hereby incorporated by reference and made a part hereof. This Agreement (including applicable Exhibits) is intended to be the final and complete expression of the parties’ agreement with respect to its subject matter. This Agreement supersedes any former agreements, whether written or oral, governing the same subject matter and may be modified only by a written instrument signed by each of the parties hereto.

(f) Counterparts. This Agreement may be executed in multiple counterparts each of which will be deemed an original and together will constitute but one and the same instrument.

(g) Notices. All communications or notices required or permitted by this Agreement shall be sufficiently given for all purposes hereunder if given in writing and delivered (i) personally, (ii) by United States mail, return receipt requested, (iii) by document overnight delivery service or (iv) by telecopy, facsimile or other electronic transmission service, provided sender sends a confirmation copy of said service by U. S. mail within three (3) business days thereafter. All notices delivered in accordance with this Paragraph shall be sent to the appropriate address or number set forth under the signature blocks or to such other address as the recipient party has specified by prior written notice to the sending party and shall be effective upon its delivery to the addressee, as provided herein, either personally, by mail or by electronic transmission, as the case may be, or three business days after it is sent or dispatched, whichever occurs earlier.

(h) Amendment. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of such modification or amendment is sought.

(i) Survival of Obligations. Employee acknowledges and agrees that if Employee should transfer between or among any affiliates of MCNA, wherever situated, or be promoted or reassigned to functions other than Employee’s present functions, or incur any material change to Employee’s employment, all terms of this Agreement shall continue to apply with full force and no new agreement need be executed between the Parties. The obligations hereunder shall also survive the termination of Employee’s employment with MCNA regardless of the manner of or reasons for such termination, and this agreement shall be binding, if applicable, on Employee’s heirs, executors, administrators, successors and assigns. The MCNA shall have the right to assign this Agreement to a successor to all or substantially all of its business or assets or those of any subsidiary, or a successor to any part of the business or assets of

Mimecast Limited – Corporate Headquarters	Mimecast Australia Pty Ltd	Mimecast North America	Mimecast South Africa	Mimecast Offshore Ltd
Mimecast Services Limited	Level 3, 55 Southbank Boulevard,	480 Pleasant Street,	Upper Grayston Office Park, Phase 1,	The Powerhouse, Queens Road,
CityPoint, One Ropemaker Street	Southbank, Melbourne Vic 3006	Watertown, MA 02472	150 Linden Road, Strathavon, 2031	St Helier, Jersey, JE2 3AP
London, EC2Y 9AW	tel: 1300 307 318	tel: +01 781-996-5340	tel: +27 (0)117 223 700	tel: +44 (0)153 475 2300
tel: +44 (0)207 847 8700	international: +61 3 9017 5101	email: info@mimecast.com	email: info@mimecast.co.za	email: info@mimecast-offshore.com
email: info@mimecast.com	email: info@mimecast.com.au

www.mimecast.com	Mimecast Limited Mimecast Limited is a company registered in England and wales Registered office Number 4693693 VAT Number GB 123 4197 34

MCNA or any subsidiary to which Confidential Information or an Invention relate. Employee may not assign Employee’s rights and obligations under this Agreement without the prior written consent of MCNA.

MIMECAST NORTH AMERICA, INC.

/s/ Corey Donahoe

		By its:	HR Generalist

Employee Name:

Signature:	/s/ Edward Jennings	Date:	7/29/15

Address:

Phone Number:

Mimecast Limited – Corporate Headquarters	Mimecast Australia Pty Ltd	Mimecast North America	Mimecast South Africa	Mimecast Offshore Ltd
Mimecast Services Limited	Level 3, 55 Southbank Boulevard,	480 Pleasant Street,	Upper Grayston Office Park, Phase 1,	The Powerhouse, Queens Road,
CityPoint, One Ropemaker Street	Southbank, Melbourne Vic 3006	Watertown, MA 02472	150 Linden Road, Strathavon, 2031	St Helier, Jersey, JE2 3AP
London, EC2Y 9AW	tel: 1300 307 318	tel: +01 781-996-5340	tel: +27 (0)117 223 700	tel: +44 (0)153 475 2300
tel: +44 (0)207 847 8700	international: +61 3 9017 5101	email: info@mimecast.com	email: info@mimecast.co.za	email: info@mimecast-offshore.com
email: info@mimecast.com	email: info@mimecast.com.au

www.mimecast.com	Mimecast Limited Mimecast Limited is a company registered in England and wales Registered office Number 4693693 VAT Number GB 123 4197 34